Exhibit 3(c)

CERTIFICATE OF FORMATION

OF

IBM International Group Capital LLC

1.                                      The name of the limited liability company is IBM International Group Capital LLC.

2.                                      The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

3.                                      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of IBM International Group Capital LLC as of this 11th day of June, 2007.

By:	/s/ Simon J. Beaumont

Simon J. Beaumont
Director, IBM International
Group B.V. and
authorized person